                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             SouthTrust Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         [SOUTHTRUST CORPORATION LOGO]

                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA 35203

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 21, 1999

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders (the "Annual Meeting") of SouthTrust Corporation ("SouthTrust") will be held in the auditorium on the eighth floor of the SouthTrust Tower, 420 North 20th Street, Birmingham, Alabama, on Wednesday, April 21, 1999, at 9:00 a.m., Central Time, for the following purposes:

          (1) To elect five (5) persons to the Board of Directors of SouthTrust, each person to serve the term set forth herein and until such person's successor is duly elected and qualified;

          (2) To amend the Long-Term Incentive Plan of the Company;

          (3) To approve and ratify the Amended and Restated Senior Officer Performance Incentive Plan; and

          (4) To transact such other business as may properly come before the Annual Meeting.

     Holders of Common Stock of SouthTrust of record at the close of business on February 26, 1999 are entitled to notice of and to vote at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting, and we hope you will be present at the Annual Meeting. WHETHER YOU PLAN TO ATTEND OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT SOUTHTRUST MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. A postage-paid envelope addressed to SouthTrust is enclosed for your convenience in returning your proxy to SouthTrust.

                                          By Order of the Board of Directors

                                          /s/ Alton E. Yother
                                          ALTON E. YOTHER
                                          Secretary

Birmingham, Alabama
March 15, 1999

                        [SOUTHTRUST CORPORATION LOGO]

                             ---------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 21, 1999

     The accompanying proxy is solicited on behalf of the Board of Directors of SouthTrust Corporation, a Delaware corporation ("SouthTrust"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") of SouthTrust to be held in the auditorium on the eighth floor of the SouthTrust Tower, 420 North 20th Street, Birmingham, Alabama, on Wednesday, April 21, 1999 at 9:00 a.m., Central Time. It is anticipated that this proxy material will be mailed to stockholders on or about March 15, 1999.

     The matters to be considered at the Annual Meeting are (i) the election of five directors to serve for the term of office described below; (ii) the amendment of the Long-Term Incentive Plan of SouthTrust; and (iii) the approval and ratification of the Amended and Restated Senior Officer Performance Incentive Plan. All shares of Common Stock represented by an executed and completed proxy received by SouthTrust in time for voting at the Annual Meeting will be voted in accordance with the instructions specified thereon, and if no instructions are specified thereon, will be voted for (i) the election of the five nominees named herein as directors; (ii) the approval of the amendment to the Long-Term Incentive Plan; and (iii) the approval and ratification of the Amended and Restated Senior Officer Performance Incentive Plan. A proxy may be revoked at any time prior to its exercise by filing with the Secretary of SouthTrust either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting by itself will not revoke a proxy.

     All expenses of solicitation of proxies will be paid by SouthTrust. SouthTrust will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of shares of Common Stock of SouthTrust. In addition, SouthTrust has retained Morrow & Co., Inc. to assist in the solicitation of proxies and anticipates that it will incur fees of $7,500, excluding out-of-pocket costs, for this service. In addition to the use of the mail, proxies may be solicited by telephone or by telecopy or personally by the directors, officers and employees of SouthTrust, who will receive no extra compensation for their services.

     As of February 26, 1999, the record date for the Annual Meeting, there were issued and outstanding 167,263,368 shares of Common Stock of SouthTrust. The holders of each such issued and outstanding share of Common Stock of SouthTrust are entitled to one vote per share with respect to each matter to be considered at the Annual Meeting.

     The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock of SouthTrust is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented by a properly executed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by "broker non-votes" (i.e., shares of Common Stock held in record name by brokers or nominees as to which a proxy is received and (i) any required instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power or (iii) the record holder has indicated that it does not have authority to vote such shares on that matter) will be treated as present for purposes of determining a quorum. Since each of the matters to be voted on at the Annual Meeting is determined by a majority of the votes cast at the Annual Meeting, abstentions and broker non-votes will not affect either the election of directors, the approval of the amendments to the Long-Term Incentive Plan or the approval and ratification of the Amended and Restated Senior Officer Performance Incentive Plan.

                             ELECTION OF DIRECTORS

     The Restated Bylaws of SouthTrust provide for a Board of Directors of not fewer than three nor more than sixteen members. The Restated Certificate of Incorporation and the Restated Bylaws of SouthTrust provide that the members of the Board of Directors shall be divided into three classes, one class to be elected at each annual meeting of stockholders and to serve for a term of three years. As of the date of the Proxy Statement, the Board of Directors consists of twelve persons.

CURRENT NOMINEES

     The Board of Directors proposes to nominate the five persons named below for election as directors, such persons to serve until the 2002 Annual Meeting of Stockholders (with the exception of Mr. Bailey, who will be elected to serve until the 2001 Annual Meeting of Stockholders) and until their successors have been elected and shall have qualified.

     The names, ages and principal occupations during the past five years of the nominees, the year each nominee first became a director of SouthTrust, and the number and percentage of shares of SouthTrust's Common Stock owned beneficially by each nominee as of December 31, 1998 are as follows:

                                                                     NUMBER AND PERCENT OF
                                                                       SHARES OF COMMON
                                                                      STOCK OF SOUTHTRUST
            NAME, AGE AND PRINCIPAL                  DIRECTOR        BENEFICIALLY OWNED AS
            OCCUPATION OF NOMINEES                     SINCE         OF DECEMBER 31, 1998
            -----------------------              -----------------   ---------------------
Carl F. Bailey (68)............................   October 16, 1996           31,303
  President, BDI                                                               0.02%
  (beverage distributor)
  Formerly Chairman and
  Chief Executive Officer,
  South Central Bell Telephone Co.
  (telephone and communications)
H. Allen Franklin (54).........................     April 20, 1994           11,870
  Chairman and Chief Executive                                                 0.01%
  Officer, Georgia Power Company
  (electric utility)
Rex J. Lysinger (61)...........................  December 18, 1996            5,312
  Management Consultant                                                        0.00%
  Formerly Chairman and Chief
  Executive Officer, Energen
  Corporation (diversified energy
  company) and Alabama Gas
  Corporation (gas utility)
Julian W. Banton (58)..........................      July 16, 1997          302,791(1)
  President and Chief Executive                                                0.18%
  Officer, SouthTrust Bank,
  National Association (commercial
  bank; subsidiary of SouthTrust)
Donald M. James (50)...........................  December 16, 1998                0
  Chairman and Chief Executive                                                 0.00%
  Officer, Vulcan Materials
  Company (construction materials
  and chemicals)

---------------

(1) Includes 26,673 shares that are owned by Mr. Banton's wife, and 223,539 shares that are subject to stock options exercisable within 60 days of December 31, 1998.

     Mr. Franklin was elected at the 1996 Annual Meeting of Stockholders and Messrs. Bailey, Lysinger, Banton and James were elected by the Board of Directors on October 16, 1996, December 18, 1996, July 16, 1997 and December 16, 1998, respectively, to fill vacancies on the Board of Directors.

     Mr. Bailey is a trustee of Colonial Properties Trust, Mr. Franklin is a director of The Southern Company and Georgia Power Company, Mr. Lysinger and Mr. Banton are both directors of Energen Corporation and Mr. James is a director of Vulcan Materials Company and Protective Life Corporation. Each of these corporations has securities registered under the Securities Exchange Act of 1934.

     Unless directed to the contrary, the persons acting under the proxy solicited hereby will vote for the nominees named above. Should any such nominee become unable to accept election, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election in his stead of such other person as the Board of Directors may recommend. Proxies may not be voted for more than five persons.

THE BOARD OF DIRECTORS OF SOUTHTRUST RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTORS NAMED ABOVE.

CONTINUING DIRECTORS

     The following tabulation sets forth certain information with respect to those persons who were elected as directors of SouthTrust at previous Annual Meetings of Stockholders or otherwise (and who will continue to serve as directors following the Annual Meeting):

                                                                       NUMBER AND PERCENT OF
                                                                         SHARES OF COMMON
                                          CURRENT                       STOCK OF SOUTHTRUST
NAME, AGE AND                              TERM         DIRECTOR       BENEFICIALLY OWNED AS
PRINCIPAL OCCUPATION                      EXPIRES         SINCE        OF DECEMBER 31, 1998
--------------------                      -------   -----------------  ---------------------
F. Crowder Falls (65)...................   2000     July 19, 1995                6,111(1)
  Business Consultant                                                             0.00%
  Formerly Carolinas Managing
  Partner, KPMG Peat Marwick
  LLP (accountants)
Allen J. Keesler, Jr. (60)..............   2000     January 15, 1992            18,291(2)
  Management Consultant                                                           0.01%
  Formerly President and
  Chief Executive Officer,
  Florida Power Corporation
  (electric utility)
Van L. Richey (49)......................   2000     December 18, 1996            7,721
  President and Chief Executive                                                   0.00%
  Officer, American Cast Iron Pipe Co.
  (cast iron pipe manufacturer)
William K. Upchurch, Jr. (66)...........   2000     April 23, 1987              77,058(3)
  Chairman,                                                                       0.05%
  W. K. Upchurch
  Construction Company, Inc.
  (construction business)

                                                                       NUMBER AND PERCENT OF
                                                                         SHARES OF COMMON
                                          CURRENT                       STOCK OF SOUTHTRUST
NAME, AGE AND                              TERM         DIRECTOR       BENEFICIALLY OWNED AS
PRINCIPAL OCCUPATION                      EXPIRES         SINCE        OF DECEMBER 31, 1998
--------------------                      -------   -----------------  ---------------------
John M. Bradford (60)...................   2001     April 23, 1987              39,958(4)
  Chairman, President and                                                         0.02%
  Chief Executive Officer,
  Mrs. Stratton's Salads, Inc.
  (processor of prepared salads)
William C. Hulsey (60)..................   2001     April 16, 1986           1,282,802(5)
  Chairman and Chief Executive                                                    0.76%
  Officer, Arlington Properties, Inc.
  (real estate development)
Wallace D. Malone, Jr. (62).............   2001     August 2, 1972           2,583,793(6)
  Chairman, President and                                                         1.53%
  Chief Executive Officer,
  SouthTrust

---------------

(1) Includes 2,565 shares held by Mr. Falls' wife and 1,050 shares held by a trust of which Mr. Falls is a co-trustee.
(2) Includes 3,750 shares held by Mr. Keesler's wife.
(3) Includes 3,711 shares held by trusts of which Mr. Upchurch is custodian and 12,257 shares held by Mr. Upchurch's wife.
(4) Includes 12,600 shares held by Mr. Bradford's wife.
(5) Includes 18,000 shares held by Mr. Hulsey's wife, 9,969 shares held in a custodial capacity by Mr. Hulsey's wife and 1,122,329 shares held by various trusts of which Mr. Hulsey is a co-trustee.
(6) Includes 44,537 shares held by Mr. Malone's wife, 448,738 shares held in Mr. Malone's account by the trustee of SouthTrust Corporation's Employee Profit Sharing Plan as to which the trustee possesses sole voting power but as to which Mr. Malone, by virtue of allocating elections to various funds, possesses dispositive power, and 484,350 shares that are subject to options exercisable within 60 days of December 31, 1998.

     Of the directors named above, Messrs. Falls, Keesler, Richey and Upchurch were elected at the 1997 Annual Meeting of Stockholders, and Messrs. Bradford, Hulsey and Malone were elected at the 1998 Annual Meeting of Stockholders. All of such persons are to serve for the terms indicated.

     Mr. Keesler is a director of Cameron Ashley Building Products, Inc., Mr. Richey is a director of Citation Corporation and Mr. Malone is a director of Alabama Power Company. Each of these corporations has securities registered under the Securities Exchange Act of 1934.

     SouthTrust has an Audit Committee of the Board of Directors, consisting of Messrs. Keesler and Richey, which recommends to the Board of Directors the independent accountants to be selected as SouthTrust's auditors and reviews the audit plan, financial statements and audit results. The Audit Committee also reviews the internal audit reports of SouthTrust and its affiliates and reviews comments from the affiliates as to exceptions noted in the reports. The Audit Committee held four meetings during 1998. Mr. Keesler serves as Chairman of the Audit Committee.

     SouthTrust has a Human Resources Committee of the Board of Directors, consisting of Messrs. Bailey, Franklin and Hulsey (with Mr. Bailey serving as Chairman), which sets compensation for the executive officers of SouthTrust and administers the employee benefit plans of SouthTrust, including the 1990 Discounted Stock Plan, the Amended and Restated Senior Officer Performance Incentive Plan and the Long-Term Incentive Plan (including the predecessor stock option plans). The Human Resources Committee held five meetings during 1998.

     SouthTrust does not have a Nominating Committee of the Board of Directors. The functions of a Nominating Committee are filled by the Board of Directors.

COMPENSATION OF DIRECTORS

     During the year ended December 31, 1998, the Board of Directors held five regular and special meetings. Directors of SouthTrust were paid $3,500 per calendar quarter and, in addition, $2,500 per regular and special meeting attended and $500 per committee meeting attended. Directors who are also employees of SouthTrust are not compensated for their service as directors or for attendance at meetings of the Board of Directors. Directors may receive these fees in cash, or they may participate in two plans maintained by SouthTrust with respect to director's fees. The Deferred Compensation Plan allows directors to defer director's fees paid during the year until the earlier of death or attainment of age 70. The Director's Stock Purchase Plan allows directors to elect that all or any portion of their director's fees be used to purchase SouthTrust Common Stock on the director's behalf through the SouthTrust Corporation Dividend Reinvestment and Common Stock Purchase Plan. An amount equal to 25% of the election amount is added to the election amount and used to purchase SouthTrust Common Stock at the then market rate. All of the eligible directors participate in the Director's Stock Purchase Plan. In addition, all directors attended more than 75% of the meetings of the Board of Directors (including any meetings of any committee thereof of which they are members).

STOCK OWNERSHIP OF CERTAIN EXECUTIVE OFFICERS

     The following tabulation sets forth certain information as of the date indicated with respect to those executive officers of SouthTrust and its subsidiaries (who are not also directors of SouthTrust), including the number and percentage of shares of SouthTrust's Common Stock owned beneficially by each such person, and with respect to all executive officers and directors of SouthTrust as a group:

                                                                         NUMBER AND PERCENT OF
                                                                           SHARES OF COMMON
                                                         POSITION         STOCK OF SOUTHTRUST
NAME AND AGE                                               HELD          BENEFICIALLY OWNED AS
OF EXECUTIVE OFFICER(1)          OFFICE(2)                 SINCE         OF DECEMBER 31, 1998
-----------------------   ------------------------  -------------------  ---------------------
Thomas H. Coley (56)....  Executive Vice President  July 1, 1989                 109,894(3)
                          of SouthTrust Bank,                                       0.07%
                          National Association
James W. Rainer, Jr.      Executive Vice President  December 15, 1982            233,488(4)
  (55)..................  of SouthTrust                                             0.14%
E. Frank Schmidt (57)...  Executive Vice President  January 1, 1995              216,853(6)
                          of SouthTrust Bank,                                       0.13%
                          National Association(5)
Frederick W. Murray,
  Jr. (60)..............  Executive Vice President  January 1, 1980              234,470(8)
  (Retired)               of SouthTrust(7)                                          0.14%
All Executive Officers                                                         4,847,105
  and
  Directors as a          N/A                       N/A                             2.87%
Group...................
  (15 persons)

---------------

(1) Information with respect to Wallace D. Malone, Jr., Chairman, President and Chief Executive Officer of SouthTrust, and with respect to Julian W. Banton, President and Chief Executive Officer of SouthTrust Bank, National Association, is set forth in the preceding tables.
(2) All officers of SouthTrust and its subsidiaries are elected annually by the Board of Directors of SouthTrust or the respective subsidiary.
(3) Includes 89,439 shares subject to stock options exercisable within 60 days after December 31, 1998.
(4) Includes 9,810 shares held by Mr. Rainer's wife, 25,765 shares held in Mr. Rainer's account by the trustee of SouthTrust Corporation's Employee Profit Sharing Plan as to which the trustee possesses sole voting power but as to which Mr. Rainer, by virtue of allocating elections to various funds, possesses dispositive power, and 88,078 shares subject to stock options exercisable within 60 days after December 31, 1998.
(5) Prior to being elected Executive Vice President, Mr. Schmidt was the Chairman and Chief Executive Officer of SouthTrust Bank of Alabama, National Association -- Mobile, Alabama market.
(6) Includes 879 shares held in a custodial capacity, 15,985 shares held in Mr. Schmidt's account by the trustee of SouthTrust Corporation's Employee Profit Sharing Plan as to which the trustee possesses sole voting power but as to which Mr. Schmidt, by virtue of allocating elections to various funds, possesses dispositive power, and 91,948 shares subject to stock options exercisable within 60 days after December 31, 1998.
(7) Mr. Murray retired as Executive Vice President effective February 28, 1998, but continues to provide certain consulting and other services to SouthTrust on a part-time basis.
(8) Includes 34,500 shares held by Mr. Murray's wife, 1,188 shares held in a custodial capacity, 74,749 shares held in Mr. Murray's account by the trustee of SouthTrust Corporation's Employee Profit Sharing Plan as to which the trustee possesses sole voting power but as to which Mr. Murray, by virtue of allocating elections to various funds, possesses dispositive power and 2,130 shares subject to stock options exercisable within 60 days after December 31, 1998.

                    AMENDMENT TO THE SOUTHTRUST CORPORATION
                            LONG-TERM INCENTIVE PLAN

     The Board of Directors of SouthTrust has amended Section 4.1(b) of the SouthTrust Corporation Long-Term Incentive Plan to increase the maximum aggregate cash payout with respect to any award granted in any one fiscal year to any single participant from $1,000,000 to $3,000,000. This amendment is subject to the approval of the stockholders by a majority of the votes cast at the Annual Meeting and will be effective retroactive to January 1, 1999.

     The amendment to the Long-Term Incentive Plan will provide SouthTrust with greater flexibility in compensating officers of SouthTrust in furtherance of the goals of the Long-Term Incentive Plan. The goals are to (i) attract and retain key executive and managerial employees, (ii) motivate such employees by means of growth-related incentives, (iii) provide incentive compensation opportunities that are competitive with those of other major corporations and (iv) further align the interests of such employees with the stockholders of SouthTrust.

     The Long-Term Incentive Plan is designed to provide for several types of awards, including (i) stock options with a fair market value exercise price at the date of grant and (ii) restricted stock or performance unit/shares that are conditioned on the satisfaction of certain performance criteria, all of which are generally intended to constitute "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), that would be exempt from certain deductibility limits. The performance criteria are chosen by the Human Resources Committee from among the following measures: return on average shareholder's equity; return on average assets; net income; earnings per common share; total shareholder return; and such other criteria as may be established by the Human Resources Committee in writing.

     The Long-Term Incentive Plan is administered by the Human Resources Committee of the Board of Directors. It is intended that the Human Resources Committee will at all times be made up of "disinterested persons" within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, as applicable to SouthTrust from time to time, and that all of its members will be "outside directors" within the meaning of Section 162(m) of the Code. Under the Long-Term Incentive Plan, the Human Resources Committee (i) selects the key employees to receive awards from time to time, (ii) makes awards in such amounts as it determines, (iii) imposes such limitations, restrictions and conditions upon awards as it deems appropriate, (iv) establishes performance targets and allocation formulas for awards of restricted stock or performance shares intended to be "qualified performance-based compensation" under Section 162(m) of the Code, (v) certifies the attainment of performance goals, if applicable, as required by Section 162(m) of the Code, (vi) interprets the Long-Term Incentive Plan and adopts, amends and rescinds administrative guidelines and other rules and regulations relating to the Long-Term Incentive Plan, (vii) corrects any defect or omission or reconciles any inconsistency in the Long-Term Incentive Plan or any award granted thereunder and (viii) makes all other determinations and takes all other actions necessary or advisable for the implementation and administration of the Long-Term Incentive Plan. Under certain circumstances, the vesting and/or restrictions of any outstanding award may be accelerated or waived. No awards will be made under the Long-Term Incentive Plan after 10 years from the date of the approval of the Long-Term Incentive Plan by the stockholders, which was approved on April 17, 1996 at the Annual Meeting of Stockholders. In no event may an individual receive awards under the Long-Term Incentive Plan for a given calendar year covering in excess of 1,125,000 shares, and the cash portion of any award under the Long-Term Incentive Plan to any individual, provided the proposed amendment to the Long-Term Incentive Plan is approved by the stockholders, will be limited to $3,000,000 for a given calendar year.

     Only "key employees" of SouthTrust may participate in the Long-Term Incentive Plan. "Key employees" are those employees of SouthTrust who occupy managerial or other important positions and who have made significant contributions to the business of SouthTrust, as determined by the Human Resources Committee. Approximately three to five percent of all employees of SouthTrust, as such employees exist from time to time, are expected to participate. As of the date of the initial mailing of this proxy material, three percent of the employees of SouthTrust represents approximately 400 persons. The Human Resources Committee, in its discretion, will select the award recipients.

     The Long-Term Incentive Plan provides for the grant of options to purchase shares of Common Stock at option prices which are not less than the fair market value of shares of Common Stock at the close of business on the date of grant. The Long-Term Incentive Plan also provides for the grant of SARs (either in tandem with stock options or freestanding), which entitle holders upon exercise to receive either cash or shares of Common Stock or a combination thereof, as the Human Resources Committee in its discretion shall determine, with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (ii) the fair market value of such shares on the date of grant (or, if different, the exercise price of the related option in the case of a tandem SAR).

     Awards of options under the Long-Term Incentive Plan, which may be either incentive stock options (which qualify for special tax treatment) or non-qualified stock options, are determined by the Human Resources Committee. The terms and conditions of each option and of any SAR are to be determined by the Human Resources Committee at the time of grant.

     Exercise of an option (or an SAR) will result in the cancellation of any related SAR (or option) to the extent of the number of shares in respect of which such option or SAR has been exercised. Options and SARs granted under the Long-Term Incentive Plan will expire not more than 10 years from the date of grant, and the option agreements entered into with the optionees will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the optionee's death, disability or termination of employment. Payment for shares issuable pursuant to the exercise of an option may be made either in cash or by tendering shares of Common Stock with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash.

     The Long-Term Incentive Plan provides for the issuance of shares or restricted stock to such key employees and on such terms and conditions as determined from time to time by the Human Resources Committee. The restricted stock award agreement with a participant will set forth the terms of the award, including the applicable restrictions. Such restrictions may include the continued service of the participant with SouthTrust, the attainment of specified performance goals or any other condition deemed appropriate by the Human Resources Committee.

     The stock certificates evidencing the restricted stock will bear an appropriate legend and will be held in the custody of SouthTrust until the applicable restrictions have been satisfied. Subject to certain limited exceptions, the participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate shares of restricted stock until the applicable restrictions have been satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock. The participant will also be credited with dividends with respect to the restricted stock. Such dividends may be payable currently or may be subject to additional restrictions (including restrictions as to the time of payment) as determined by the Human Resources Committee and set forth in the award agreement.

     In addition to restricted stock, the Human Resources Committee may award performance units/shares to selected key employees. The value of a performance unit/share will equal the fair market value of a share of Common Stock. The Long-Term Incentive Plan provides that the number of performance units/shares granted and/or the vesting of performance units/shares can be contingent on the attainment of certain performance goals or other conditions over a period of time (the "Performance Period"), all as determined by the Human Resources Committee and evidenced by an award agreement. During the Performance Period, the Human Resources Committee will determine what number (if any) of performance units/shares have been earned. Earned performance units/shares may be paid in cash, shares of Common Stock or a combination thereof having an aggregate fair market value equal to the value of the earned performance units/shares as of the payment date. Common Stock used to pay earned performance units/shares may have additional restrictions as determined by the Human Resources Committee. Earned but unpaid performance units/shares may be entitled to dividends as determined by the Human Resources Committee and evidenced in the award agreement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE LONG-TERM INCENTIVE PLAN.

             APPROVAL AND RATIFICATION OF THE AMENDED AND RESTATED
                   SENIOR OFFICER PERFORMANCE INCENTIVE PLAN
                           OF SOUTHTRUST CORPORATION

     The Board of Directors of SouthTrust has adopted and amended from time to time the Amended and Restated Senior Officer Performance Incentive Plan (hereinafter the "Senior Officer Plan"), a copy of which is annexed to the Proxy Statement as Exhibit I. At the Annual Meeting of Stockholders of SouthTrust held on April 20, 1994, the stockholders approved and ratified the adoption of the Senior Officer Plan by the Board of Directors, including the terms and conditions of the performance goals under which compensation thereunder is to be paid to certain executives of SouthTrust and its subsidiaries. Under Section 162(m) of the Code, the stockholders are required to reapprove the material terms of the performance goals set forth in the Senior Officer Plan within 5 years after the initial approval. The Board of Directors recommends that the stockholders approve and ratify the Senior Officer Plan, which contains substantially the same terms and conditions as the Senior Officer Plan approved by the stockholders in 1994, except that Section 3.2 of the Senior Officer Plan has been amended, subject to stockholder approval, to increase the maximum amount that could be awarded to a participant with respect to any one fiscal year from $1,000,000 to $4,000,000. By approving the Senior Officer Plan, as amended, the stockholders are approving the performance criterion utilized under the plan.

     The goal of the Senior Officer Plan is to compensate executives of SouthTrust and its subsidiaries for performance that contributes significantly to the success and profitability of SouthTrust and enhances the return to the stockholders of SouthTrust. The Senior Officer Plan is administered by the Human Resources Committee. Under the Senior Officer Plan, the Chairman of the Board of Directors, the President, the Executive Vice Presidents and the Secretary-Treasurer of SouthTrust and the Chief Executive Officer of any subsidiary of SouthTrust are eligible for selection by the Human Resources Committee to participate in the Senior Officer Plan. Pursuant to the Senior Officer Plan, the Human Resources Committee, after consultation with the Chairman of the Board of Directors, selects the executives who will participate in the Senior Officer Plan for the ensuing fiscal year, and then determines the award opportunities as well as the performance criteria that must be met for such executives to obtain such awards; the Human Resources Committee, acting in executive session and without participation of the Chairman, determines the award opportunities and performance criteria for the Chairman. Award opportunities are expressed as a percentage, or range of percentages, of each participant's annual base salary as of the first day of the ensuing fiscal year, and may vary for each participant and from year to year, but in no event may the Human Resources Committee grant an award to any participant under the Senior Officer Plan that would result in any participant receiving under the Senior Officer Plan more than $4,000,000 for any fiscal year. The performance criterion that must be met for each participant is expressed as a dollar amount of net income, after taxes, of SouthTrust or, if appropriate, one of its subsidiaries. Criterion for each participant constitutes confidential commercial or business information, the disclosure of which would affect SouthTrust adversely. For fiscal 1999, the Human Resources Committee has determined that cash bonuses to be awarded participants under the Senior Officer Plan will range from 33.33% to 200% of a participant's annual base salary. Given the range of base salaries of participants under the Senior Officer Plan for 1999, the maximum award that may be earned for 1999 by any participant under the Senior Officer Plan is $1,950,000. The Senior Officer Plan provides that following the close of each fiscal year of SouthTrust, the Human Resources Committee shall determine the relative performance of each participant by comparing the actual results of operations of SouthTrust or, if appropriate, one of SouthTrust's subsidiaries, for the year to the performance criterion that were assigned to each participant by the Human Resources Committee. For 1999, the Human Resources Committee has determined that an award shall be deemed to be earned by a participant only if 95% of a participant's performance criterion is achieved, the maximum award shall be deemed to be earned if 105% of a participant's performance criterion is achieved, and incremental portions of the award shall be deemed to be earned if more than 95% but less than 105% of a participant's performance criterion is achieved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND RATIFICATION OF THE AMENDED AND RESTATED SENIOR OFFICER PERFORMANCE INCENTIVE PLAN.

                               NEW PLAN BENEFITS

     As indicated above, the Long-Term Incentive Plan and the Senior Officer Plan were both in effect during the last fiscal year. The following tabulation reflects certain information respecting the amounts of the awards that were received by the following persons under the Long-Term Incentive Plan and the Senior Officer Plan. The proposed amendments would not have changed the amounts that were awarded to participants last year under the respective plans.

                                                  LONG-TERM INCENTIVE PLAN       SENIOR OFFICER PLAN
                                                  -------------------------    -----------------------
                                                  DOLLAR VALUE      NUMBER     DOLLAR VALUE    NUMBER
NAME AND POSITION                                 OF AWARD(1)      OF UNITS    OF AWARD(2)    OF UNITS
-----------------                                 ------------     --------    ------------   --------
Wallace D. Malone, Jr.........................     $  586,104       15,867      $  900,000      N/A
  Chief Executive Officer
  and President of SouthTrust
Julian W. Banton..............................        403,420       10,921         464,000      N/A
  President and Chief Executive
  Officer of SouthTrust Bank,
  National Association
Thomas H. Coley...............................        298,635        8,084               0(3)   N/A
  Executive Vice President of
  SouthTrust Bank,
  National Association
James W. Rainer...............................        254,102        6,879         160,500      N/A
  Executive Vice President of
  SouthTrust
E. Frank Schmidt..............................        275,058        7,446               0(3)   N/A
  Executive Vice President of
  SouthTrust Bank,
  National Association
Executive Officer Group.......................      1,817,319       49,197       1,524,500      N/A
Non-Executive Director Group..................              0            0               0(3)   N/A
Employee Group................................      1,197,159       32,404               0(3)   N/A

---------------
(1) Represents payments made pursuant to Article 9 of the Long-Term Incentive Plan to the persons described above with respect to fiscal 1998. The amounts may differ with respect to fiscal 1999.
(2) Represents payments made pursuant to the Senior Officer Plan to the persons described above with respect to fiscal 1998. For fiscal 1999, the Human Resources Committee has established award opportunities under the Senior Officer Plan ranging from 33.33% to 200% of a participant's annual base salary for 1999, which represents an increase from the maximum award opportunities established for fiscal 1998. In addition, the base salaries of these persons were increased for fiscal 1999. Therefore it is possible that payments made under the Senior Officer Plan to such persons for fiscal 1999 may increase, assuming the maximum award opportunities are earned.
(3) Non-executive officer directors of SouthTrust and employees of SouthTrust and its subsidiaries who are not executive officers of SouthTrust or the chief executive officer of certain subsidiaries of SouthTrust are not eligible to receive awards pursuant to the Senior Officer Plan.

                             EXECUTIVE COMPENSATION

     The following information provides certain details concerning the cash and equity-based compensation payable to certain executives of SouthTrust as well as certain other information.

FIVE YEAR TOTAL STOCKHOLDER RETURN

     The following indexed graph compares SouthTrust's annual percentage change in cumulative total stockholders' return for the past five years with the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Regional Bank Index during the same period. This presentation assumes that $100 was invested in shares of the relevant issuers on December 31, 1993, and that dividends received were immediately reinvested in additional shares. The graph depicts the value of the initial $100 investment at one-year intervals. For purposes of constructing this data, the returns of each component issuer have been weighted according to that issuer's market capitalization.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                             SOUTHTRUST CORPORATION
                    (PERFORMANCE THROUGH DECEMBER 31, 1998)

                                                                                         S&P MARKET
               MEASUREMENT PERIOD                                                         REGIONAL
             (FISCAL YEAR COVERED)                   SOUTHTRUST         S&P 500            BANKS
12/93                                                          100               100               100
12/94                                                           98               101                94
12/95                                                          145               139               144
12/96                                                          203               171               194
12/97                                                          377               228               313
12/98                                                          335               293               338

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

     The Human Resources Committee of the Board of Directors of SouthTrust annually establishes the compensation of the executive officers of SouthTrust and certain of its subsidiaries. In doing so, the Human Resources Committee's primary objective is to ensure that the compensation programs for executives motivate executives to produce superior performance for SouthTrust and to provide superior returns to stockholders of SouthTrust.

     An executive's compensation is established after a careful review of competitive practices to ensure that the total compensation opportunity afforded such executive compares favorably to similarly situated executives at peer financial institutions. A significant portion of an executive's total compensation is variable and is based on short-term and long-term performance of SouthTrust. Short-term performance of SouthTrust is rewarded, in the case of the senior executive officers of SouthTrust, by annual cash bonuses under the Senior Officer Plan and, in the case of certain other executives of SouthTrust, by annual cash bonuses under a similar incentive plan, the amount and criterion of which are established in advance by the Human Resources Committee. The Long-Term Incentive Plan (and prior to its adoption, predecessor stock option plans of SouthTrust) is the principal mechanism for rewarding executives for the long-term performance of SouthTrust.

     The following is a description of the compensation programs of SouthTrust and the manner in which such plans relate to the objectives outlined above:

  Base Salary

     The base salaries of the five highest paid executives of SouthTrust are listed in the Summary Compensation Table. The base salary of each executive is reviewed annually by the Human Resources Committee. Each executive's base pay is determined by considering the performance of the individual as well as the executive's experience and total responsibility in comparison to other executives of SouthTrust and executives of peer institutions. In doing so, the Human Resources Committee seeks to ensure that the base salary of each executive is competitive and rewards the executive for the executive's performance and total contribution to the success of SouthTrust.

     As part of this process, the Human Resources Committee reviews a number of salary surveys produced by compensation consulting firms. These surveys indicated that the 1998 base salaries of the executives of SouthTrust listed in the Summary Compensation Table in general approximated the average base salary for comparable executives of the peer institutions described below.

     The Human Resources Committee considers SouthTrust's peer institutions to be southeastern banks and bank holding companies with total assets ranging from $15 to $70 billion, some of which are included in the Standard and Poor's Regional Bank Index. These peer institutions were selected because they are located within SouthTrust's operating region and are of an asset size that is significant but not greatly in excess of SouthTrust's asset size. In establishing the 1998 base salaries for the executives listed in the Summary Compensation Table, the Human Resources Committee considered the base salary of each such executive, the performance and experience of each such executive and the base salaries for comparable executives reported by the peer institutions. Comparing SouthTrust only to peer institutions of its approximate size and without any regard for any other variable, the surveys indicated that the base salaries of the executives of SouthTrust listed in the Summary Compensation Table were at approximately the 50th percentile of the array of base salaries reported by such peer institutions.

  Annual Incentive Compensation

     The Senior Officer Plan is designed to reward senior executives annually for achieving the after-tax net income goals of SouthTrust for the preceding year. Upon completion of the business plan for the forthcoming year, the Chief Executive Officer of SouthTrust presents to the Human Resources Committee the net income goal of SouthTrust on a consolidated basis and the net income goals of the various subsidiaries of SouthTrust for such year.

     With respect to the executive officers named in the Summary Compensation Table, the potential incentive award for each executive under the Senior Officer Plan is dependent upon each executive's level of responsibility and the judgement of the Human Resources Committee of the executive's potential contribution to the achievement of the particular net income goals. For 1998, the range of potential awards for such executives under the Senior Officer Plan was between 21.66% and 100% of such executive's annual base salary, with each individual executive being assigned minimum, target and maximum awards. An executive whose award is based upon a net income goal of SouthTrust earns no award if less than 95% of the target goal is achieved, earns incremental percentages of the award if more than 95% but less than 105% of the target goal is achieved and earns the maximum award if 105% of the target goal is achieved.

     The amounts awarded SouthTrust's five highest paid executives in 1998 under the Senior Officer Plan are set forth in the Annual Compensation-Bonus column of the Summary Compensation Table. Comparing SouthTrust to the peer institutions described above, the amounts paid to eligible executives under the Senior Officer Plan is slightly below average; however, with the addition of discretionary incentive bonuses also paid in 1998, the annual incentive compensation is slightly above average.

  Long-Term Incentive Compensation

     The Long-Term Incentive Plan of SouthTrust makes available to the Human Resources Committee various methods of compensating and rewarding executives of SouthTrust, including the grant or award of stock options, stock appreciation rights, restricted stock and performance units/shares. The various grants or awards under the Long-Term Incentive Plan are used by the Human Resources Committee to reward management decisions that result in the long-term success of SouthTrust. The Long-Term Incentive Plan was adopted in 1996 and amended in 1998 by SouthTrust, and except for outstanding grants of stock options, replaced the predecessor stock option plans of SouthTrust.

     The Human Resources Committee believes that stock ownership encourages and rewards management decisions that result in the long-term success of SouthTrust. In the past, stock options have been one of SouthTrust's principal long-term incentive mechanisms, and the Human Resources Committee anticipates that the various stock ownership mechanisms offered by the Long-Term Incentive Plan will be used to further such stock ownership by executives.

     Stock Options and Purchase Rights. The value of stock options is dependent upon an appreciation in the value of the underlying shares of Common Stock. To encourage a long-term perspective, options have a ten-year exercise period, and options cannot be exercised before a one-year period has elapsed from grant date.

     The Board of Directors of SouthTrust determines the aggregate number of shares of Common Stock to be allocated annually for use in connection with the grant of stock options, and the Human Resources Committee then grants stock options to particular executives. The number of shares of Common Stock subject to options granted by the Human Resources Committee to a particular executive is determined in light of the executive's level of responsibility, seniority and previous grants of stock options to such executive.

     Information respecting the peer institutions described above indicates that the shares of Common Stock subject to stock options granted to SouthTrust's five most highly compensated executives during 1998 in general approximated the average grants reported with respect to comparable executives of peer institutions of comparable size to SouthTrust. In addition, the total number of shares of Common Stock subject to outstanding stock options as of September 30, 1998, as a percentage of SouthTrust's then total outstanding Common Stock, is below the median reported by peer institutions of comparable size to SouthTrust. The information set forth in this paragraph does not take into account a special grant of a Non-Qualified Stock Option covering 750,000 shares of Common Stock that was granted to Mr. Malone in 1998 and is discussed in further detail under the section heading "Chief Executive Officer Compensation."

     SouthTrust also maintains the 1990 Discounted Stock Plan, which is available to all employees including executives who have at least five years of service with SouthTrust. For information respecting the 1990 Discounted Stock Plan, see the information set forth under the heading "Stock Options and Other Stock Purchase Rights" in this Proxy Statement. Awards under the 1990 Discounted Stock Plan have not been used extensively as a vehicle for executive compensation.

     Other Stock-Based Incentive Compensation. Under the Long-Term Incentive Plan, one of the mechanisms available to the Human Resources Committee is the award of performance units/shares. The number of performance units/shares granted to a particular executive, as well as the vesting of such performance units/ shares, is contingent upon certain performance goals and/or conditions being met over a period of time. The Human Resources Committee determines whether and to what extent the grants have been earned; such grants are payable in cash, shares of Common Stock of SouthTrust or a combination thereof, as specified in the grant, with the fair market value of performance units/shares (based on the then trading value of SouthTrust's Common Stock) being determined as of the payment date.

     The percentage of the shares of Common Stock of SouthTrust subject to outstanding grants of performance units/shares as of December 31, 1998 approximates the median percentage reported by peer institutions of comparable size to SouthTrust.

     Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), Congress has limited to $1 million per year the tax deduction available to public companies for certain compensation paid to designated executive officers. The proposed regulations provide an exception from this limitation for certain performance-based compensation, assuming that various requirements are met. The Senior Officer Plan and the Long-Term Incentive Plan are designed to satisfy this exception for awards issued thereunder. The stockholders of SouthTrust previously have approved the material terms and conditions of the performance goals under which compensation is to be paid pursuant to the Senior Officer Plan and the Long-Term Incentive Plan and are reapproving the Senior Officer Plan. Accordingly, if the Senior Officer Plan and the amendments to the Long-Term Incentive Plan are approved by the stockholders of SouthTrust, SouthTrust anticipates being entitled to deduct an amount equal to the taxable income reportable by each participant in the Senior Officer Plan and the Long-Term Incentive Plan as a result of any award made under the respective plan up to a maximum limit of $4,000,000 with respect to the Senior Officer Plan and, with respect to the Long-Term Incentive Plan, up to $3,000,000, plus any amounts that may be deductible with respect to grants of stock, stock options or restricted stock, up to 1,125,000 shares in any given year. To the extent feasible, the Human Resources Committee of SouthTrust intends that awards of compensation under its various incentive plans to its executive officers qualify for deductibility under OBRA, but the Human Resources Committee and the Board of Directors of SouthTrust reserve the right, in light of the overall goals and objectives of SouthTrust, to exceed such limitation if it is determined to be in the best interest of SouthTrust and its stockholders. In 1998, the Human Resources Committee awarded additional discretionary amounts to Mr. Malone outside of the Senior Officer Plan and the Long-Term Incentive Plan, portions of which did not qualify for deductibility under OBRA.

  Chief Executive Officer Compensation

     The Human Resources Committee meets in executive sessions to review the Chief Executive Officer's salary and periodically engages independent consultants to advise the Human Resources Committee on the compensation practices of similarly situated institutions.

     The 1998 base salary increase for the Chief Executive Officer was established after a review of the base salaries of comparable executives of the peer institutions referred to above. This analysis contained information on all components of the Chief Executive Officer's compensation. After reviewing the data and giving substantially the same weight to SouthTrust's substantial asset growth and sustained performance, including increased net income and increased earnings per share, the Human Resources Committee established the Chief Executive Officer's base salary for 1998. The Chief Executive Officer's base salary for 1998 was at approximately the 80th percentile of the array of salaries for chief executive officers of all peer institutions as reported by such institutions.

     For 1998, the Chief Executive Officer was entitled to receive under the Senior Officer Plan an incentive award equal to 66.66% of base salary if the target award for SouthTrust's net income was achieved. Since SouthTrust's 1998 net income exceeded the maximum target goal established by the Human Resources Committee, the incentive award paid the Chief Executive Officer under the Senior Officer Plan was equal to 100% of base salary. In addition, due to SouthTrust's performance in 1998, a supplemental bonus was awarded to the Chief Executive Officer by the Human Resources Committee.

     During 1998, the Chief Executive Officer was granted (i) annual stock options to purchase 150,001 shares of Common Stock, (ii) 15,000 performance units/shares and (iii) a special Non-Qualified Stock Option covering 750,000 shares of Common Stock of SouthTrust, in each case after giving effect to the 3 for 2 split of the Common Stock of SouthTrust effective February 26, 1998. The 1998 annual stock option award was increased (over that granted in 1997) after a review of the stock option awards of comparable executives of peer institutions of comparable size to SouthTrust. The Chief Executive Officer's 1998 annual stock option award, as a percentage of base salary, is below average when compared to the awards reported by the peer institutions of comparable size to SouthTrust. The 1998 grant of the performance units/shares to the Chief Executive Officer is for a 36 month performance period beginning on January 1, 1998, and ending December 31, 2000. The amount of the payment will vary depending upon the performance attained. The amount of the payment made or accrued in 1998 to the Chief Executive Officer in 1998 in respect of performance units/shares, when compared to other peer institutions and weighted in terms of a percentage of base salary, is slightly below average to that reported by peer institutions of comparable size to SouthTrust. The Non-Qualified Stock Option was designed to encourage Mr. Malone to remain in his current capacity with SouthTrust for at least five years. Mr. Malone's rights under this option vest incrementally (20% each year) for a period of five years. If the pro rata portion of this award were combined with his other annual grants for 1998, then the awards granted to Mr. Malone, when compared to the awards as granted to chief executive officers reported by peer institutions of comparable size to SouthTrust, would be above average.

     In addition, in 1998, the Human Resources Committee and the Board of Directors approved a deferred compensation plan and agreement for the benefit of Mr. Malone. Pursuant to this arrangement, Mr. Malone is entitled to receive the equivalent of 300,000 shares of Common Stock of SouthTrust, as adjusted from the date of initial deferral to credit any earnings and dividends on such Common Stock, as well as for any stock split, stock dividend or recapitalization, which right shall become vested as of January 31, 2003, or upon the death or disability of Mr. Malone before such date, or upon any change in control of SouthTrust, as such term is defined in the deferred compensation plan. This benefit is to be paid to Mr. Malone as soon as administratively possible following the end of the calendar year in which his employment with SouthTrust is terminated after January 31, 2003, or upon his death, disability, or a change in control of SouthTrust, if these occur prior to such date. If Mr. Malone's employment is terminated for any reason other than death or disability prior to the earlier of a change in control or January 31, 2003, the benefits under this arrangement will be forfeited.

     During 1998, the members of the Human Resources Committee were as follows:

         Carl F. Bailey, Chairman
         William C. Hulsey
         H. Allen Franklin

  Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     None of the members of the Human Resources Committee have served as officers of SouthTrust. In addition, none of the Human Resources Committee members have any other relationship to SouthTrust.

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth certain information concerning compensation for services rendered to SouthTrust by SouthTrust's Chief Executive Officer and the four other most highly compensated executive officers of SouthTrust for each of the last three fiscal years, along with such information for an executive officer who, but for his retirement during 1998, would have been included in the Summary Compensation Table:

                                                                                    LONG TERM COMPENSATION
                                                                             -------------------------------------
                                                                                    AWARDS(1)            PAYOUTS
                                                                             -----------------------    ----------
                                                                 OTHER       RESTRICTED
                                 ANNUAL COMPENSATION(2)          ANNUAL        STOCK       OPTIONS         LTIP       ALL OTHER
                             ------------------------------   COMPENSATION     AWARDS      (NUMBER       PAYOUTS     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)(3)     A($)(4)         ($)       OF SHARES)       ($)           ($)
---------------------------  ----   ---------   -----------   ------------   ----------   ----------    ----------   ------------
Wallace D. Malone, Jr.,....  1998   $900,000    $1,797,672      $54,453         N/A        900,001(5)   $  586,104     $75,180(8)
  Chief Executive Officer    1997    800,016       895,000       11,044         N/A        135,000       1,408,267(6)   70,082(8)
  of SouthTrust              1996    770,016       870,000       20,191         N/A        112,500         908,445(7)   69,569(8)
Julian W. Banton,..........  1998    414,000       464,000            0         N/A         49,501         403,420      37,105(9)
  Chairman, President and    1997    344,350       197,193            0         N/A         37,500         592,550(6)   30,316(9)
  Chief Executive Officer    1996    323,520       172,193        5,152         N/A         22,500         382,242(7)   28,130(9)
  of SouthTrust Bank,
  National Association
Thomas H. Coley,...........  1998    255,000       153,255            0         N/A         15,001         298,635      22,850(9)
  Executive Vice President   1997    240,000       118,440            0         N/A         12,750         438,642(6)   21,164(9)
  of SouthTrust Bank,        1996    240,000       118,440            0         N/A         12,750         282,958(7)   21,075(9)
  National Association
James W. Rainer, Jr.,......  1998    214,200       160,500            0         N/A         15,001         254,102      19,264(9)
  Executive Vice President   1997    204,000       132,600            0         N/A         12,300         373,230(6)   18,080(9)
  of SouthTrust              1996    204,000       132,600        4,099         N/A         15,000         240,762(7)   17,238(9)
E. Frank Schmidt,..........  1998    240,000       165,600            0         N/A         15,001         275,058      21,573(9)
  Executive Vice President   1997    220,000        93,478            0         N/A         11,250         404,413      19,495(9)
  of SouthTrust Bank,        1996    220,000        97,746            0         N/A          9,001         260,619(7)   19,811(9)
  National Association
Frederick W. Murray, Jr....  1998     65,513             0            0         N/A          2,130          44,533       5,194(9)
  Executive Vice President   1997    214,000       139,100            0         N/A         12,750         392,469(6)   18,955(9)
  of SouthTrust              1996    214,000       139,100       14,841         N/A         15,000         253,172(7)   17,511(9)
  (Retired)(10)

---------------

 (1) Share amounts reflect adjustment for a 3 for 2 split of the Common Stock of SouthTrust effective February 26, 1998.
 (2) Although each person received perquisites or other personal benefits in the years shown, the value of these benefits did not exceed in the aggregate the lesser of $50,000 or 10% of such person's salary and bonus in any year.
 (3) Represents amounts paid to each executive officer under the Senior Officer Plan as well as other bonuses paid for 1998.
 (4) Represents life insurance premiums and additional taxes owed on the additional compensation paid by SouthTrust on behalf of each executive officer.
 (5) Includes a special grant of a Non-Qualified Stock Option covering 750,000 shares of Common Stock.
 (6) The LTIP Payout amount for 1997 has been revised from the amount set forth in the 1998 Proxy Statement to set forth the actual amount earned for the Performance Period ended December 31, 1997 consistent with prior years methodology and presentation.
 (7) Represents amount of award of performance units/shares under the Long-Term Incentive Plan of SouthTrust that was accrued by SouthTrust during 1996.
 (8) Includes (i) $30,000 for Mr. Malone, which amount was withheld by SouthTrust from deferred compensation due Mr. Malone in each of 1998, 1997 and 1996 in order to defray the costs of SouthTrust agreeing to pay Mr. Malone an annual sum, commencing at the age of 60 and continuing for the greater of his lifetime or 15 years, (ii) payments by SouthTrust to defined contribution plans maintained by SouthTrust (including qualified and nonqualified compensation plans) and (iii) the value of certain insurance coverage.

 (9) Represents payments by SouthTrust to defined contribution plans maintained by SouthTrust (including qualified and nonqualified compensation plans) on behalf of the executive officers.
(10) Mr. Murray retired effective February 28, 1998. If not for such retirement, Mr. Murray would have been among the four most highly compensated executive officers of SouthTrust other than the Chief Executive Officer.

STOCK OPTIONS AND DISCOUNTED STOCK PLAN

     Pursuant to the Long-Term Incentive Plan (and the predecessor stock option plans of SouthTrust), SouthTrust grants to key employees of SouthTrust either incentive stock options ("ISO's") or nonqualified stock options ("NQSO's"), and pursuant to the 1990 Discounted Stock Plan (the "Discounted Plan"), awards to purchase shares of Common Stock of SouthTrust at a discount are made to eligible employees, including executive officers of SouthTrust.

     The grant of stock options has been, and will be, made subject to the following limitations: (i) the option price will be not less than 100% of the fair market value of the Common Stock on the date a grant is determined to be made; (ii) no option may be exercised after ten years from the effective date of the grant; and (iii) such other conditions as the Human Resources Committee, which administers the Stock Option Plans, may determine.

     The Discounted Plan was established in order to give all employees an opportunity to acquire equity interest in SouthTrust at a discount (17.5%) to market, and awards are made to all employees (including executive officers) who have completed five years of full time service to SouthTrust and its subsidiaries. A total of 1,687,500 shares of Common Stock of SouthTrust is reserved for issuance under the Discounted Plan, and the aggregate purchase price of shares of Common Stock awarded to each employee may not exceed 10% of the annual salary of each employee. Certain restrictions are imposed on the shares of Common Stock awarded under the Discounted Plan and, under certain circumstances, SouthTrust may repurchase such shares.

     The following table sets forth information concerning grants of stock options and rights during fiscal year 1998 to each executive officer listed below:

                  OPTION AND RIGHT GRANTS IN FISCAL YEAR 1998

                                                     INDIVIDUAL GRANTS
                       ------------------------------------------------------------------------------
                                                                                    POTENTIAL
                                       % OF TOTAL                               REALIZABLE VALUE
                          OPTIONS       OPTIONS     EXERCISE                 ASSUMING RATES OF STOCK
                          GRANTED       GRANTED     OR BASE                   PRICE APPRECIATION OF
                        (NUMBER OF     EMPLOYEES     PRICE     EXPIRATION   -------------------------
NAME                   SHARES)(1)(2)    IN 1998      ($/SH)       DATE         5%(3)        10%(3)
----                   -------------   ----------   --------   ----------   -----------   -----------
Wallace D.
  Malone, Jr.........     150,001(4)      10.1%     36.1667    1-27-2008    $ 3,411,733   $ 8,646,118
                          750,000(5)      50.1      44.0000    4-15-2008     20,753,550    52,593,525
Julian W. Banton.....      49,501(4)       3.4      36.1667    1-27-2008      1,125,900     2,853,257
Thomas H. Coley......      15,001(4)       1.0      36.1667    1-27-2008        341,198       864,664
James W. Rainer,
  Jr.................      15,001(4)       1.0      36.1667    1-27-2008        341,198       864,664
E. Frank Schmidt.....      15,001(4)       1.0      36.1667    1-27-2008        341,198       864,664
Frederick W. Murray,
  Jr.................       2,130(4)       0.1      36.1667    1-27-2008         48,447       122,774

---------------

(1) Share amounts reflect adjustment for a 3 for 2 split of the Common Stock of SouthTrust effective on February 26, 1998.
(2) Does not include awards during 1998 under the Discounted Plan to Mr. Malone to purchase 1,989 shares, Mr. Banton to purchase 915 shares, Mr. Coley to purchase 563 shares, Mr. Rainer to purchase 473 shares, Mr. Schmidt to purchase 530 shares and Mr. Murray to purchase 491 shares of Common Stock, respectively, at a 17.5% discount to the then market price of such shares; none of such persons purchased any shares of Common Stock under the Discounted Plan during 1998.

(3) These numbers are calculated by comparing the exercise price of such options and the market value of the shares of Common Stock subject to such options, assuming that the market price of such shares increase by 5% and 10%, respectively, during each year that the options are exercisable.
(4) Each of the options granted to the named executives in 1998 became exercisable on January 27, 1999 (with the exception of 2,764 options granted to each of Mr. Malone and Mr. Banton, which become exercisable on January 27, 2000), and the exercisability of such options is not subject to any future performance-based condition. Nonqualified options granted to the named executives pursuant to the 1993 Stock Option Plan have a reload option which provides that if any optionee elects to exercise a nonqualified option issued under the 1993 Stock Option Plan by tendering stock (rather than cash) to SouthTrust, the Human Resources Committee is authorized, but not required, to grant additional nonqualified options with respect to a number of shares of Common Stock of SouthTrust equal to the number of shares so tendered.
(5) This option was granted to Mr. Malone as of April 15, 1998, and vests incrementally (20% each year) for a period of five years. In the event Mr. Malone retires or leaves SouthTrust voluntarily, or is terminated for cause, any right to any unvested portion of the option will terminate in accordance with the provisions of the Long-Term Incentive Plan. Mr. Malone's rights as to the option shall become 100% vested upon a change in control of SouthTrust (as defined in the Long-Term Incentive Plan) or upon his death or disability.

     The following table sets forth the number of stock options exercised and the dollar value realized thereon by each of the executives listed below during 1998, along with the number and dollar value of any options remaining unexercised at year end (share amounts reflect adjustment for a 3 for 2 split of the Common Stock of SouthTrust effective on February 26, 1998):

                    AGGREGATE STOCK OPTION EXERCISES IN 1998
                      AND DECEMBER 31, 1998 OPTION VALUES

                                                                       NUMBER OF         VALUE OF
                                                                        SHARES          UNEXERCISED
                                                                      UNDERLYING       IN-THE-MONEY
                                                                      OPTIONS AT        OPTIONS AT
                                      NUMBER OF                      DECEMBER 31,      DECEMBER 31,
                                       SHARES                            1998              1998
                                      ACQUIRED                      EXERCISABLE(1)/   EXERCISABLE(1)/
NAME                                 ON EXERCISE   VALUE REALIZED    UNEXERCISABLE     UNEXERCISABLE
----                                 -----------   --------------   ---------------   ---------------
Wallace D. Malone, Jr. ............          0       $        0         484,351         $8,526,426
                                                                        752,764              2,130
Julian W. Banton...................     13,000          444,137         223,540          4,134,290
                                                                          2,764              2,130
Thomas H. Coley....................      4,500          128,896          89,439          1,756,564
                                                                              0                  0
James W. Rainer, Jr. ..............     25,478          862,638          88,078          1,686,120
                                                                              0                  0
E. Frank Schmidt...................      9,324          357,593          91,948          1,887,976
                                                                              0                  0
Frederick W. Murray, Jr. ..........    118,769        3,550,904           2,130              1,642
                                                                              0                  0

---------------

(1) Includes options exercisable within 60 days of December 31, 1998, but excludes options disposed of by gift as of such date.

     The following tabulation sets forth certain information regarding the number of performance units/shares or other rights granted under the Long-Term Incentive Plan of SouthTrust during 1998 (share amounts reflect adjustment for a 3 for 2 split of the Common Stock of SouthTrust effective on February 26, 1998):

                   LONG-TERM INCENTIVE PLAN -- GRANTS IN 1998

                                                                       ESTIMATED FUTURE PAYOUTS
                                                      PERFORMANCE          UNDER NON-STOCK
                                        NUMBER OF       OR OTHER          PRICE-BASED PLANS
                                      SHARES, UNITS   PERIOD UNTIL   ----------------------------
                                        OR OTHER       MATURATION    THRESHOLD   TARGET   MAXIMUM
NAME                                   RIGHTS (#)      OR PAYOUT        (#)       (#)       (#)
----                                  -------------   ------------   ---------   ------   -------
Wallace D. Malone, Jr. .............      7,500        36 months       7,500     15,000   45,000
Julian W. Banton....................      3,375        36 months       3,375      6,750   20,250
Thomas H. Coley.....................      1,725        36 months       1,725      3,450   10,350
James W. Rainer, Jr. ...............      1,425        36 months       1,425      2,850    8,550
E. Frank Schmidt....................      1,725        36 months       1,725      3,450   10,350
Frederick W. Murray, Jr. ...........          0        36 months           0          0        0

EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     SouthTrust is a party to an employment agreement with Mr. Wallace D. Malone, Jr. providing for the employment of Mr. Malone in a capacity at least equal to the capacity in which the executive was serving as of October 1984 for an initial term commencing as of October 19, 1984 and ending on December 31, 1992, unless the executive (if eligible) elects early retirement, and subject to being automatically renewed for an additional period of one year, so that the term of employment under the employment agreement always will be at least five years. The employment agreement provides further that if the executive is terminated for any reason other than his death or disability or for cause, which is defined in the employment agreement as certain acts of dishonesty and certain acts competitive with SouthTrust, or if the executive elects to terminate the employment agreement for good reason, which is defined to include a change of duties or certain relocations, or if, during a limited period following a change of control of SouthTrust, the executive elects to terminate the employment agreement without any reason, the executive is entitled to receive annual compensation, based upon the executive's annual base salary as in effect immediately prior to such termination and the executive's highest aggregate bonuses for a specified period prior to such termination, for a period of five years.

     SouthTrust or certain of its subsidiaries are parties to certain agreements with Messrs. Banton, Coley, Rainer and Schmidt, as well as certain other executive officers of SouthTrust and its subsidiaries, that become effective only upon a change of control of SouthTrust, provide for employment of such executive for a period of three years and provide that, if the executive is terminated for any reason other than his death or disability or for cause, such executives are entitled to receive annual compensation, based upon the executive's annual base salary as in effect immediately prior to such termination and the executive's highest annual bonus for a specified period prior to such termination, for a period of three years.

     The employment agreement with Mr. Malone, as well as the change of control employment agreements with the other executives described above, provide that additional payments will be made to such persons to reimburse them for any excise taxes that may be owed in the event that payments under such agreements exceed the limitations of Section 280G of the Code.

     SouthTrust maintains a Retirement Income Plan (the "Retirement Plan") which is a noncontributory, defined benefit plan and covers all employees who have been in the employ of SouthTrust or one of its subsidiaries for more than one year.

     The Retirement Plan provides generally for an annual benefit commencing at age 65 equal to 1.55% of the employee's average base compensation during the highest five consecutive years of the fifteen years preceding retirement, less 1.25% of primary Social Security benefits in effect at the time of retirement, for each year of credited service. SouthTrust also maintains an Additional Retirement Plan for certain executives, and since 1987, all of the contributions of SouthTrust with respect to Mr. Malone were made under the

Additional Retirement Plan. SouthTrust also maintains certain deferred compensation and similar agreements which pay Mr. Malone and others certain amounts upon retirement.

     The following table shows the annual pension benefits under the Retirement Plan and the Additional Retirement Plan (and the deferred compensation and similar agreements) for retirement at age 65 based upon various salaries and years of service. The effects of integration with Social Security benefits have been excluded from the table, because the amount of reduction in benefits due to integration varies depending on the employee's age at the time of retirement and changes in the Social Security laws.

                               PENSION PLAN TABLE

                                                                YEARS OF SERVICE
                                              ----------------------------------------------------
REMUNERATION                                  15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
------------                                  --------   --------   --------   --------   --------
$  125,000..................................  $ 29,063   $ 38,750   $ 48,438   $ 58,125   $ 67,813
   150,000..................................    34,875     46,500     58,125     69,750     81,375
   175,000..................................    40,688     54,250     68,813     81,375     94,938
   200,000..................................    46,500     62,000     77,500     93,000    108,500*
   225,000..................................    52,313     69,750     87,188    104,625*   122,063*
   250,000..................................    58,125     77,500     96,875    116,250*   135,625*
   300,000..................................    69,750     93,000    116,250*   139,500*   162,750*
   400,000..................................    93,000    124,000*   155,000*   186,000*   217,000*
   500,000..................................   116,250*   155,000*   193,750*   232,500*   271,250*
   600,000..................................   139,500*   186,000*   232,500*   279,000*   325,500*
   700,000..................................   162,750*   217,000*   271,250*   325,500*   379,750*
   800,000..................................   186,000*   248,000*   310,000*   372,000*   434,000*
   900,000..................................   209,250*   279,000*   348,750*   418,500*   488,250*
 1,000,000..................................   232,500*   217,000*   387,500*   465,000*   524,500*

---------------

* Under the Employee Retirement Income Security Act of 1974, the maximum pension benefit under the Retirement Plan is subject to certain limitations, which, while varying in some cases, generally is $102,582. As indicated above, SouthTrust maintains an Additional Retirement Plan and certain deferred compensation and similar agreements which supplement the benefits payable to certain executive officers.

     Base salary figures of the Chief Executive Officer and the other executive officers of SouthTrust for the most recent fiscal year are set forth in the Summary Compensation Table. As of December 31, 1998, credited years of service for each such executive officer are as follows: Mr. Malone -- 40 years; Mr. Banton -- 16 years; Mr. Coley -- 11 years; Mr. Rainer -- 34 years; and Mr. Schmidt -- 35 years.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     SouthTrust's executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Commission. Copies of these reports must also be furnished to SouthTrust.

     Based solely on a review of copies of such reports furnished to SouthTrust through the date hereof, or written representations of such officers, directors or stockholders that no reports were required, SouthTrust believes that during 1998 all filing requirements applicable to its officers, directors and stockholders were complied with in a timely manner, with the exception of a Form 3 that was filed late by Donald M. James and a Form 4 and Form 5 that were each filed late by Wallace D. Malone, Jr.

                          TRANSACTIONS WITH MANAGEMENT

     Directors and executive officers of SouthTrust and their associates were customers of and/or had transactions with the banks which are subsidiaries of SouthTrust in the ordinary course of business during the year ended December 31, 1998, and may continue to do so in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectability or present other features unfavorable to SouthTrust.

                                    AUDITORS

     Arthur Andersen LLP, independent accountants, have been engaged as SouthTrust's auditors since 1989 and will continue to serve as SouthTrust's auditors during 1999. Representatives of Arthur Andersen LLP will be in attendance at the Annual Meeting and will be available to respond to questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for consideration at the next Annual Meeting of Stockholders must be received by SouthTrust no later than December 15, 1999, to be included in the 2000 proxy materials. A stockholder must notify SouthTrust before January 21, 2000 of a proposal for the 2000 Annual Meeting which the stockholder intends to present other than by inclusion in SouthTrust's proxy material. If SouthTrust does not receive such notice prior to January 21, 2000, proxies solicited by the management of SouthTrust will confer discretionary authority upon the management of SouthTrust to vote upon any such matter.

                              GENERAL INFORMATION

     As of the date of this Proxy Statement, the Board of Directors does not know of any other business to be presented for consideration or action at the Annual Meeting, other than that stated in the notice of the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in their best judgment.

                                          By Order of the Board of Directors
                                          Southtrust Corporation

                                          /s/ Alton E. Yother
                                          ALTON E. YOTHER
                                          Secretary

Birmingham, Alabama
March 15, 1999

                                                                       EXHIBIT I

                      AMENDED AND RESTATED SENIOR OFFICER
                           PERFORMANCE INCENTIVE PLAN
                                       OF
                             SOUTHTRUST CORPORATION

     This Senior Officer Performance Incentive Plan, as amended and restated as of the 1st day of January, 1999, of SOUTHTRUST CORPORATION, a Delaware corporation with its principal place of business in Birmingham, Alabama.

                                  WITNESSETH:

     WHEREAS, the Board of Directors of SouthTrust Corporation has established and maintained for several years the Senior Officer Performance Incentive Plan of SouthTrust Corporation; and

     WHEREAS, the Senior Officer Performance Incentive Plan is intended to compensate and reward executive officers of SouthTrust Corporation and certain of its subsidiaries for excellent job performance which contributes to the success, profitability, and return to the stockholders of SouthTrust Corporation; and

     WHEREAS, the Board of Directors of SouthTrust Corporation previously has made amendments to the Senior Officer Performance Incentive Plan and hereby desires to amend and restate the Senior Officer Performance Incentive Plan.

     NOW, THEREFORE, the Board of Directors of SouthTrust Corporation hereby amends and restates the Senior Officer Performance Incentive Plan as follows:

1. DEFINITIONS.

     1.1 "Board" means the Board of Directors of SouthTrust.

     1.2 "Code" means the Internal Revenue Code of 1986, as amended.

     1.3 "Compensation" means the base salary paid to Senior Officers.

     1.4 "Committee" means the Human Resources Committee of the Board.

     1.5 "Fiscal Year" means the calendar year.

     1.6 "Participant" means a Senior Officer who has been designated for participation in the Plan by the Committee in accordance with Section 3 of the Plan and who has commenced participation in the Plan.

     1.7 "Participating Employer" means any corporation or other entity (other than SouthTrust), which is a member of an "affiliated group," as such term is defined in Section 1504 of the Code, in which SouthTrust also is a member.

     1.8 "Performance Agreement" means the written notice described in Section
3.2 of the Plan, executed by an executive officer of SouthTrust and transmitted on behalf of the Committee by SouthTrust to each Participant, setting forth the terms and conditions of each Participant's participation in the Plan.

     1.9 "Plan" means the Amended and Restated Senior Officer Performance Incentive Plan of SouthTrust Corporation established by this document, as amended from time to time, and any related Performance Agreements.

     1.10 "Senior Officer" means, unless otherwise indicated by the context, (i) those persons who are full-time employees of SouthTrust and who are serving as the Chairman, President, Executive Vice Presidents or Secretary-Treasurer of SouthTrust and (ii) that person who is a full-time employee of each Participating Employer and who is serving as the Chief Executive Officer of each such Participating Employer.

     1.11 "SouthTrust" means SouthTrust Corporation, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business in Birmingham, Alabama, and any assign or successor there to, whether by merger, consolidation, sale of assets, liquidation or otherwise.

2. PURPOSE.

     The Plan is intended to motivate Participants to render superior service to SouthTrust and its subsidiaries and for achieving certain performance goals and criteria established by the Committee.

3. PARTICIPATION.

     3.1 Selection to Participate. Upon recommendation from the Chairman and the President of SouthTrust, the Committee, prior to the close of each Fiscal Year, may designate in writing one or more Senior Officers as persons eligible to participate in the Plan during the next succeeding Fiscal Year, except that in the case of the Fiscal Year ending December 31, 1994, the Committee may make such designation prior to April 1, 1994.

     3.2 Designation of Award and Performance Criteria.   Within ninety (90)
days after the commencement of each Fiscal Year, the Committee shall approve and establish, and shall request that SouthTrust, on its behalf, communicate in writing to each Senior Officer who is a Participant in the Plan for such Fiscal Year, the terms and conditions of each such Participant's participation in the Plan for such Fiscal Year, including the award that each such Participant will be eligible to earn during such Fiscal Year (which shall be expressed as a percentage of each such Participant's annual compensation as of the first day of such Fiscal Year and shall specify a minimum, maximum and target award for each such Participant) and the performance criterion that must be achieved in order for each such Participant to earn such award (which, if the Participant is a Senior Officer of SouthTrust, shall be expressed as a dollar amount of net income, after taxes, of SouthTrust on a consolidated basis for such Fiscal Year or, if the Participant is a Senior Officer of any Participating Employer, a dollar amount of net income, after taxes, of such Participating Employer on a consolidated basis for such Fiscal Year, determined, in each case, in accordance with generally accepted accounting principles, applied on a basis consistent with prior periods, and which shall state the circumstances under which each such Participant shall be deemed to earn the minimum, maximum, target or any other amount of any such award); provided, however, that in no event shall the Committee grant any Participant under the Plan an award that could result in such Participant earning an amount under the Plan greater than $4,000,000 with respect to any Fiscal Year. In establishing the award and performance criteria of Participants in the Plan, the Committee shall consider the Participant's level of responsibility with SouthTrust or any Participating Employer and the Participant's potential contribution to the net income goals of SouthTrust or such Participating Employer; in establishing the award and performance criterion of any Participant other than the Chairman and the President of SouthTrust, the Committee shall solicit the recommendation of the Chairman and the President of SouthTrust.

4. PAYMENT OF AWARDS.

     4.1 Calculation of Award Payments. Within sixty (60) days following the close of each Fiscal Year in which a Participant is participating in the Plan, the Committee shall compare the terms and conditions of the award of each Participant and the performance criterion assigned to each such Participant to, if the Participant is a Senior Officer of SouthTrust, the net income, after taxes, of SouthTrust on a consolidated basis for such Fiscal Year or, if the Participant is a Senior Officer of any Participating Employer, the net income, after taxes, of such Participating Employer on a consolidated basis for such Fiscal Year, determined, in each case, in accordance with generally accepted accounting principles, applied on a basis consistent with prior periods. Following such determination, and prior to the payment of awards pursuant to
Section 4.2 below, the Committee shall certify in writing to each Participant and to the Board of Directors of SouthTrust (and, if appropriate, the Board of Directors of any Participating Employer) whether each Participant has met the terms and conditions of the award for the Fiscal Year in question.

     4.2 Payment of Award Amounts. All awards determined to have been earned pursuant to Section 4.2 of the Plan, adjusted as contemplated by Section 4.3 below, shall be payable in cash, as soon as administratively possible following the certification described in Section 4.1 above, but in no event later than seventy-five (75) days following the close of the Fiscal Year to which such award related.

     4.3 Effect of Discretionary Bonuses. As may be consistent with the business objectives of SouthTrust, the Committee, in its discretion, and, subject to approval of the Board, may elect to pay a discretionary bonus to any Participant in the Plan prior to the end of any Fiscal Year, which discretionary bonus, at the discretion of and as specified by the Committee, may or may not reduce any award that may be earned by any such Participant under the Plan for such Fiscal Year. In the event that any such bonus is paid prior to the end of any Fiscal Year, and in the event that the Committee determines that such bonus is to reduce any award that may be earned by any Participant under the Plan, such bonus, or any award payable under the Plan following the end of such Fiscal Year, shall be reduced appropriately to reflect the time value of money, any award payable under the Plan following the end of such Fiscal Year shall be reduced by the amount of such discretionary bonus, and in the event that any award payable to any Participant under the Plan for such Fiscal Year is less than the amount of such discretionary bonus, such Participant shall be obligated to repay the amount of such discretionary bonus to SouthTrust or any Participating Employer, as may be the case, plus interest accrued thereon from the date of payment of such discretionary bonus at a rate equal to the prime rate of interest that existed at SouthTrust Bank of Alabama, N.A. as of the date of payment of such discretionary bonus.

     4.4 Effect of Termination of Employment on Payment of Award. In the event the employment of a Participant terminates at any time prior to the close of the Fiscal Year for which an award has been made for any reason, including, without limitation, death, disability or normal or early retirement, participation in this Plan shall end and no amount shall be payable under the terms of this Plan.

5. ADMINISTRATION.

     5.1 Powers and Duties. The Plan shall be administered by the Committee and the Committee shall have the power and duty to:

          (a) construe and interpret the provisions of the Plan;

          (b) adopt, amend, or revoke rules and regulations for the administration of the Plan, provided they are not inconsistent with the provisions of the Plan;

          (c) appoint and retain such persons as may be necessary to carry out the functions of the Administrator; and

          (d) take such other action as may reasonably be required to administer the Plan in accordance with its terms or as may be provided for or required by law.

6. MISCELLANEOUS.

     6.1 Amendment or Termination. The Plan may be amended or terminated at any time with respect to any or all Participants by the Committee, which amendment or termination shall be reflected in a written instrument approved by the Committee and executed by a duly authorized executive officer of SouthTrust.

     6.2 Governing Law. Except as provided under federal law, the provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Alabama.

     6.3 Right to Employment. This Agreement shall not be construed as giving the Participant any right to continued employment with SouthTrust.

     6.4 Entire Agreement. This Plan, as completed and executed by SouthTrust, the Participation Agreements, and all amendments thereto, will constitute the entire agreement between SouthTrust and Participants regarding the Plan.

     6.5 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define, or limit the scope or intent of the provisions of this Agreement.

                         (SOUTHTRUST CORPORATION LOGO)

                                 P.O. BOX 2554
                           BIRMINGHAM, ALABAMA 35290

                             (RECYCLED PAPER LOGO)

                             SOUTHTRUST CORPORATION
                              BIRMINGHAM, ALABAMA

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 21, 1999

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY).

     The undersigned hereby appoints J. Reese Murray and William O. Vann, and each of them, with full power of substitution, proxies to vote the shares of Common Stock of SouthTrust Corporation (the "Company") which the undersigned could vote if personally present at the Annual Meeting of Stockholders of the Company to be held in the auditorium on the eighth floor of the SouthTrust Tower, 420 North 20th Street, Birmingham, Alabama, on April 21, 1999, at 9:00 A.M., Central Time, or any adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, AND IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AS DIRECTORS, FOR THE AMENDMENT TO THE LONG-TERM INCENTIVE PLAN AND FOR THE APPROVAL AND RATIFICATION OF THE AMENDED AND RESTATED SENIOR OFFICER PERFORMANCE INCENTIVE PLAN.

                   (continued and to be signed on other side)

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

1.  ELECTION OF                           Carl F. Bailey, H. Allen Franklin,          Please mark your vote as indicated in
    DIRECTORS:                            Rex J. Lysinger, Julian W Banton and        this example. X
                                          Donald M. James
          FOR              WITHHOLD                                                   2. AMENDMENT TO LONG-TERM INCENTIVE PLAN:
      all nominees        AUTHORITY
       (except as       to vote for all   (INSTRUCTION: To withhold authority                FOR     AGAINST     ABSTAIN
    indicated to the       nominees       to vote for an individual nominee,
       contrary)                          write that nominee's name in the space
                                          provided below.)

                                          ---------------------------------------

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
3.  APPROVAL AND RATIFICATION OF AMENDED AND RESTATED SENIOR OFFICER                4.  OTHER MATTERS:
    PERFORMANCE INCENTIVE PLAN:                                                         In their discretion, upon
                                                                                        such other matters as may properly
      FOR     AGAINST      ABSTAIN                                                      come before the Annual Meeting of
                                                                                        Stockholders.


                                                                                        Dated:_____________________________________


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                                                                                                 (Signature(s) of Stockholder(s))

                                                                                           (Please date and sign as name appears on
                                                                                           proxy. If shares are held jointly, each
                                                                                           stockholder should sign.  Executors,
                                                                                           administrators, trustees, etc. should use
                                                                                           full title and, if more than one, all
                                                                                           should sign.  If the stockholder is a
                                                                                           corporation, please sign full corporate
                                                                                           name by an authorized officer.)

                              FOLD AND DETACH HERE


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